UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2005

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 29, 2005 the Company refinanced its unsecured senior notes payable to The Principal Mutual Life Insurance Company (“Principal”) with a secured note payable to General Electric Capital Corporation (“GECC”).  The notes payable to Principal had been payable in annual installments of approximately $2.27 million through 2009 and bore interest payable semiannually at 6.68%.  The payoff amount, including accrued interest and make-whole premium, was $7,138,581.

To refinance the Principal notes, the Company borrowed $7 million from GECC.  The Company’s obligations to GECC are evidenced by a promissory note bearing interest at 5.92% per annum and payable in 60 consecutive monthly payments, commencing November 1, 2005, with the first payment being $138,525, the next 58 payments being $135,071 and the final payment being the remaining amount of outstanding principal and interest.    The note may be prepaid at any time in its entirety subject to the payment of a prepayment premium equal to 3% of the original principal amount if the note is prepaid prior to the first anniversary, declining to 1% if paid prior to the third anniversary and 0% thereafter.

The Company also entered a security agreement to secure the note.  The security agreement grants a security interest in all the Company’s equipment located or to be located at the Company’s KCIT facility in Kansas City, Kansas.  Under the security agreement, the Company has agreed to indemnify the secured party against any claim arising in connection with the collateral.

Indebtedness under the note can be accelerated if any payment is not made within 10 days of its due date or if there is an event of default under the security agreement, which include transfers of the collateral, breaches of representations, warranties or covenants under the security agreement, certain acts of bankruptcy or insolvency, defaults by the Company under any other obligations to the secured party or other material obligations and the merger or consolidation of the Company without the consent of GECC, which consent may not be unreasonably withheld.

At the time of the loan from GECC, the Company’s other indebtedness included a note payable to GE Capital Public Finance (“GECPF”), an affiliate of GECC, which also is secured by equipment at the Company’s Kansas City, Kansas facility.  In connection with the loan to GECC, the Company also entered into a cross-collateral and cross-default agreement with GECC and GECPF in which the Company agreed, among other matters, that all collateral in which either creditor has a security interest will secure the payment of liabilities to both creditors.

Item 8.01  Other Events.

On September 30, 2005 the Company closed the purchase of a wood composite manufacturing facility located in Onaga, Kansas and formerly owned by one of its customers from the Kaw Valley State Bank and Trust Company of Topeka, Kansas.  The adjusted purchase price for the facility and related equipment was approximately $545,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: October 4, 2005	By:	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
President and Chief Executive Officer